UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DEAL A DAY GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	90-0731925
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

5150 E. Pacific Coast Highway, Suite 200

Long Beach, CA 90804

(Address of principal executive offices)

562-735-4973

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Not Applicable	Not Applicable
Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

DEAL A DAY GROUP CORP.

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 with the United States Securities and Exchange Commission (the “SEC” or “Commission”) to register our common stock, $0.001 par value per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a Smaller Reporting Company, as such term is defined by 17 CFR §§ 229.10(f)(1), the source of disclosure requirements for “smaller reporting companies” filings under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act.

Upon effectiveness of this registration statement, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” means Deal A Day Group Corp. As used herein, iPad® is a registered trademarks of Apple, Inc. and Deal a Day Group Corp. expressly disclaims any right thereto.

FORWARD-LOOKING STATEMENTS

This registration statement contains statements that constitute “forward-looking statements.” These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology like “believes,” “anticipates,” “expects,” “estimates,”  “envisions” or similar terms.  These statements appear in a number of places in this registration statement and include statements regarding our intent, belief or current expectations and those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, and (iii) our financing plans.  You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Factors that could adversely affect actual results and performance include, among others, the effect of inflation and other negative economic trends and developments on the business of our customers and other barriers, government regulation and competition. All forward-looking statements attributable to us are expressly qualified in their entirety by this foregoing cautionary statement.

Item 1. Description of Business.

Corporate History

Deal a Day Group Corp. (“DADG” or “the Company”) was incorporated in the state of Nevada on April 27, 2005 under the name Puppy Zone Enterprises, Inc.  On December 20, 2007, we entered into an Agreement and Plan of Merger with Actiga Corporation whereby Puppy Zone Enterprises, Inc. merged into Actiga Corporation, and we filed Articles of Merger to effectuate the merger and name change.  On January 14, 2008, we effectuated the merger (the “Merger”) of our subsidiary with and into QMotions, Inc., (“QMotions”) with QMotions becoming the surviving wholly-owned subsidiary of the Company.  In conjunction with the Merger on January 14, 2008, Mr. Amro Albanna (“Mr. Albanna”) approximately 42.1% of the Company’s total issued and outstanding common stock, and was appointed as the Chief Executive Officer, Treasurer, and a Director of the Company.

 Until October 23, 2008, we, through two of our then wholly-owned subsidiaries QMotions and Aptus Games Inc., (“Aptus”) operated our business as a developer, manufacturer and distributor, marketer and seller of motion-based controllers for on-line video games and developer of three-dimensional gaming software.  On August 20, 2009, we changed our name to Avisio, Inc., to reflect the new business model of the Company, which is to acquire and commercialize underutilized but potentially high value assets into profitable companies.

Thereafter and due to the growth and evolution of the daily deal industry, we decided to change our business model. On September 1, 2011 we changed our name to Deal a Day Group Corp. to reflect our new business direction in the internet sales and marketing industry.  Accordingly, on November 4, 2011, we entered into an Asset Acquisition Agreement (the “Asset Acquisition Agreement”) with Rich Media Corp. (“RMC”) whereby the Company acquired certain assets directly related to various online marketing and media websites, and social media accounts operating in the internet sales and marketing industries, including but not limited to our current website, “www.ridethedeal.com” (collectively “the Acquired Assets”).  In exchange for the Acquired Assets, RMC received an aggregate payment of two hundred fifty thousand US dollars ($250,000) and one million five hundred thousand (1,500,000) restricted shares of the Company’s common stock.

 From our headquarters in Long Beach, California, we plan to become an internet-based social media company focused on marketing coupons to local merchants.  The Company’s goal is to set itself apart from the larger competitors by developing long term relationships with its merchants.  We will offer value-added products, services and support to help retain the customers brought in by the deals we offer, with a constant focus on offering such deals to a local consumer base.  We have found that these are the most sought after criteria to attracting merchant participation.

Since the adoption of our new business venture as the central focus of the Company, we have concentrated our efforts on building a core operations team and requisite software platforms.  As part of these efforts, we secured the domain name, www.ridethedeal.com, and we finalized the development of our website towards the end of January 2012. The majority of our time since the fourth quarter of 2011 has been spent on market research and analysis, continuing software development, and direct contact and feedback with local merchants and people within the target community. We believe our success will come from the strategic marketing of our product and service offerings and the development of strong relationships with our merchants for continuous repeat-business.  We intend to launch in other communities in the United States with the eventual goal of expanding internationally.

Business Model

The initial component of our revenue model is the sale of merchants’ daily deal offerings. We have developed the website and supporting backend software enabling an efficient and streamlined process for: (i) posting a daily deal; (ii) monitoring, tracking, and statistical record keeping of the deal coupon purchase; and, (iii) detailed transactional accounting among the consumer, the merchant and the Company.

Additionally, we intend to offer merchant advertising whereby merchants will be offered participation in our purchased advertising, email, and social media campaigns, banner advertising on our website, and special events.  We believe this low-cost but high-margin model has the potential to gain momentum if we are able to generate greater name recognition and as our user and follower base grows.

Affiliate Marketing will also be an added revenue stream providing high margins and minimal costs to the Company.  Affiliate programs are offered by companies or individuals that want to market a product or service but do not necessarily want to incur additional advertising expenditures.  Banner advertising will be displayed on the Company’s website driving merchant traffic to the affiliate business website.  The entity or individual would pay DADG commissions on transactions facilitated between customers and affiliate suppliers.  There are no overhead costs to the Company and our in-house personnel can manage the entire process of the Affiliate Marketing procedures for the website.

Products and Services

Our current website, www.ridethedeal.com, will be the basis of our first venture into the social media/online coupons industry. This site will feature a daily “Deal of the Day” and it will be the center point for future Merchant Advertising and Affiliate Marketing.  Our website will only be a portal for coupons, and we will not be involved in any direct sales of products or services through our website.  Our initial revenue stream will come from selling coupons for the daily deals.  Each sale is split between the Company and the merchant offering the deal.

Through our “Ride The Deal” brand, the Company will develop its business model and offer its deals in tier 2 markets, which consist of the communities outside of the major metropolitan areas with populations of less than 500,000.  We believe that these areas may tend to have a much stronger sense of community since supporting the local community is an important factor in both consumers’ choices as well as the desire for merchants to participate in these promotions.  Thus our brand statement: “Shop Local. Save Local. Support Local.” will be a theme throughout our Company.

Our sales team will work with each merchant to create customized deals for each individual merchant.  We have also created standardized deal templates for the main categories of merchants such as restaurants, bars, and spas for quick demonstrations, sales and postings for potential merchant clients. We are continuing to develop templates for different categories of deals, and we are working on providing a greater selection of options for the sales team to offer merchants.  These standardized templates are efficient for the merchants and they also reduce the time and costs for the Company.

Plan of Operations

Phase 1 – Company Structure, Software and Technology

The “Ride the Deal” assets were acquired shortly thereafter as part of the Asset Acquisition Agreement and we began implementing our new business plan in November 2011. Since then, we have established a central headquarters in Long Beach, California as the basis of our initial operations, and as our operations are mostly virtual, new satellite cities can be operated and managed remotely once we expand our operations into other cities.  With the exception of local sales and writing staff, we anticipate incurring minimal infrastructure costs as part of expanding our deal offerings to additional cities.

We believe a stable and feature-rich software platform is the foundation on which the electronic coupon industry is based.  Accordingly and after careful consideration and analysis, we determined that the creation and development of our own proprietary software platform would ultimately provide the greatest value to the Company and to our potential and existing clients. Our sales cycle relies almost exclusively on this platform; therefore, we focused our initial research on various third-party offerings for such software platform. The proprietary software platform required a larger initial investment of time and resources, but we believe the numerous benefits it offers far outweigh its costs.  Additionally, ownership and control of our own software platform has created an asset which can be monetized via several channels:

1.

Scalability built into the design means expanding to additional cities does not require further investment or licensing fees paid to third parties;

2.

We can adapt readily to technology requirements as the electronic coupon industry continues to evolve;

3.

Our products and services are highly customizable; therefore, changes can be implemented immediately using our in house technical experts;

4.

Alternative revenue sources can be established by offering a customized suite of software packages to other, non-competitive operations; and,

5.

Further revenue sources can be exploited as proprietary applications and features are developed, utilized and tested within our own operations.  Those that have high monetizable value can be re-packaged and offered to third parties

Version 1.0 of our software platform and website went live in beta testing in December 2011.  Other milestones we completed during the 4th quarter of 2011 include the hiring of a sales team, development of the Company’s marketing plan, the onset of an email database development, and our official name change, as declared effective by the Financial Industry Regulatory Authority on November 4, 2011.  Version 2.0 of our software is expected to be completed by the start of the 3rd quarter of 2012.

Phase 2 – Operations, Marketing & Sales

Phase 2 of our business plan began at the start of 2012 with the completion of the Company’s website.  Our website, www.ridethedeal.com officially went live in January 2012 and has been operational and available to the public since then.  Marketing is a two-fold aspect of our business since we market out services to both merchants and subscribers.  Although the primary goal of our marketing activities is to create a local subscriber base through the procurement of emails, there are positive spill-over effects that aid in procuring participating merchants and ultimately creating more daily deals.  We believe that the simple and most important analysis is that higher number of emails equals higher revenues.  A large subscriber base also attracts merchants to participate as the daily deals will be viewed by a large number of individuals.  Therefore, even if the daily deal is not purchased, the simple act of viewing the daily deal provides exposure and advertising.  These effects allow us to devote most of our marketing budget and resources to the task of collecting opt-in emails.

The Company has begun utilizing local outside sales staff that prospect for and engage with local merchants.  Our research has shown that merchant participation and closing rates with face to face presentations are far higher than solicitations via telephone, email and other forms of communication.  Each sales associate is given an Apple iPad which is pre-loaded with the Company’s own proprietary software tools and applications, including:

•

Ride The Deal website presentation;

•

Various deal templates;

•

Deal and revenue calculator;

•

Post-deal promotions and marketing tools; and,

•

Electronic contracts (with signing function)

Sales associates will be able to create, submit and close a deal immediately upon the approval of the participating merchant with the specific conditions of a sale to require final approval from Company management.  The iPad applications allow for a paperless contract with a signing function; however a printed copy of the deal will be provided for merchant records.  New deals are submitted to the deal queue within the Company’s software platform and uploaded according to a schedule, which is designed to offer a strategic mix of daily/featured deals along with continuing deals which will be presented in the side bar of the “deals page” until the offering of that specific deal has expired.  Daily deals are offered through our website and sent via email blast to our subscriber base and social media channels.  Revenues are generated from the purchasing of the deals and reconciled daily through our transaction engine which is integrated with our accounting systems.

Revenues from sales of the daily deals are divided between the merchant and our Company.  This model was first introduced by Groupon, Inc. where the merchant and the daily deal operator would split the proceeds from the deal 50/50.

For example:

1.

A deal would be offered at $20 (retail price to consumer)

2.

The $20 is paid immediately to the daily deal site through the transaction engine

3.

$10 would be retained and $10 would be paid out to the participating merchant over a 2-3 month period

Merchants have negotiated the split on the daily deal operator’s side resulting in a decrease from 50% to 45%-35% of the proceeds being kept by the daily deal operator.  Much of this split is determined by the structure of the deal, but the industry standard is now averaging at a gross profit of between 40-45% of the deal proceeds for the daily deal operator.  Additionally, the merchants are getting paid out at a much quicker rate, with the payout happening generally within 2 weeks to a month, versus the original 2-3 month period.

The Company’s policy is to offer a 55% payout to the merchant with payments made to the merchant in two tranches.  The first payment will be advanced within 7 days of the receipt of the proceeds of the deal transaction, and the second 15 days thereafter. The response to this policy has been positive as we have also developed programs to retain customers after the deal has been run.

The Company also works with merchants to create special offers and deeply discounted products and services in the form of stored value vouchers or coupons that can be redeemed at the purchaser’s leisure.  The Company’s sales plan involves offering new “deals” on a daily basis on our website and disseminating such deals to a subscriber base via email blasts and social networking channels.  If the subscriber likes the deal, he or she can purchase it immediately through our payment gateway.  We have chosen Authorize.net as our payment processor which ties in seamlessly with our transaction engine and software platform.  Since Authorize.net accepts all major credit cards and other forms of electronic payment, including Pay Pal.  We plan to eventually rotate deals daily with the featured deal being presented as the deal of the day with past deals being offered until the offering or buy period has expired.

Deals generally fall into one of several main themes and categories, the determining factors of which are typical for each type of business category.  We have developed standardized templates for the main categories of merchants such as restaurants, bars, and spas for quick demonstrations, sales, and postings for the potential merchant clients.  Customized deals can also be made according to the goals and needs of the specific merchant.

We anticipate that a typical deal will offer 50% or greater savings to the purchaser.  For example, a restaurant may offer a dining certificate which carries a value of $40 dollars to be spent at the restaurant at a price of $20 (i.e. the customer pays $20 and is given a voucher with $40 value).  All deals will have an expiration time and date for the purchase of the deal in order to help create a sense of urgency.

Deals will have a minimum and maximum number of units available depending upon the merchants’ ability and desire to deliver/provide such deals.  Some deals will depend upon a “threshold limit” for the deal to be viable for the merchant.  For example, in order to create a viable deal, a total of 15 purchases must be made before the deal is active.  Once this threshold is met, the deal becomes active and all deals previously purchased or purchased before the expiration time become valid.  If this threshold is not met within a given time limit, the deal never becomes active and any customers who purchased the deal will be refunded their purchase price.

All coupons and vouchers will have unique number code identifiers in order to deter copying or counterfeiting and for accounting and reconciliation purposes. We are working on a mobile application to enable downloading and storing the deal voucher onto smartphones.  Consumers will eventually have the choice to either print a hard copy of the voucher for presentation, or simply present their smartphone with the electronic voucher to the merchant.  Our software platform has been designed to provide easy redemption for both the merchant and the consumer.  The back end of the software platform also allows for simple and automated reconciliation between the Company and the merchant so that the appropriate commissions and division of revenues are calculated and paid.

Phase 3 – Expansion Plans

We believe that California is the best area strategically to launch our services.  The state includes an abundant list of cities near major metropolitan areas that meet our criteria of populations under 500,000.  Where some of our larger competitors may offer nation-wide exposure, we offer exposure to local consumers who we believe have a much higher propensity to purchase the deal and also to be returning customers to their local merchants.  We plan to expand into markets within geographical proximity to existing markets, while maximizing he efficiency of the ways in which we obtain subscribers, both virtual (Search Engine Optimization, Social Media, etc.) and physical (involvement and presence in the community through relationships with charities, chambers of commerce and involvement in community events).

Our business model is such that capital costs are relatively low compared to the ability to create revenue immediately.  We plan to expand 3 other locations in 2012 and estimate each location will cost between $25,000 to $50,000 depending on the actual distance from our headquarters in Long Beach.  We will seek further debt funding and or equity financing to meet our operations commitments and expansion plans.

The following cities have been targeted for our next possible locations:

•

Temecula

•

Murrieta

•

Victorville

•

Fresno

•

San Luis Obispo County

•

Danville

•

La Quinta

•

Palm Springs

•

North County San Diego

•

Lincoln

Marketing Strategy

The Company’s Marketing Strategy is focused on expending resources on optimal opportunities in order to generate revenues, maximize exposure, and develop a loyalty amongst both subscribers and merchant clientele.  Our strategies also anticipate changes in consumer buying habits and market conditions, allowing us flexibility to quickly and efficiently make changes to our online presence, marketing efforts, and communications with all parties.

We will continue to develop our flagship location in the Long Beach, California, area, and we will also continue to fine tune our recently launched, fully-operational website by using the feedback of our merchants and subscribers to assist us in growing our brand name awareness.  Approximately 50% of our operational budget will be allocated to marketing efforts moving forward.

Search Engine Optimization and Web-Based Marketing.  Search and social media have proven to be key drivers that determine the sites that consumers visit.  We believe that effective web-based marketing and strong Search Engine Optimization (“SEO”) strategies have become critical to any company’s ongoing internet success.  Therefore, the Company has developed an in-house SEO and Web-Based marketing team that is leveraging its experience and developing specialized tools to maximize the effectiveness in these areas:

•

On the front-end, the SEO and web-based marketing efforts drive traffic to our site, provide information to users and help to procure a larger subscriber base

•

On the back-end, we have implemented analytical tools, which further help to assess online-behavior and the effectiveness of our campaigns and the message we are providing to users.

The Company is utilizing the marketing tools offered by social media sites such as Facebook, Pinterest and Twitter and creating city-specific blogs using local writers to create awareness in the social media arena.  These tools have proven highly effective in extending reach and exposure in both the virtual and real-world communities, thereby ultimately increasing our subscriber base.

Community Involvement.  The Company has engaged with and is developing working agreements with local and national charities with a local presence.  We believe that by working closely with the charities we will be able to develop solutions where both consumers and merchants can choose to help give back to the community and support local charities.  Engaging with and working with local charities also helps to validate our Company and our brand in the community.  Offering partial proceeds to charity has made our offerings more attractive to our subscriber base and provided an avenue for participating merchants to give back to the community.

Street Teams and Brand Ambassadors. The Company has created street teams consisting of “Brand Ambassadors” who offer customized “Ride The Deal” promotional items and provide information to the local community on a one-on-one basis.  These teams are deployed in various events such as Farmers’ Markets, Local Business/Community Gatherings and Special Events to offer our brand presence at the local level.  The response from the community has been overwhelmingly positive and this has become a source for a cost-effective, grassroots campaign for collecting subscribers who wish to opt-in to our email blasts.  We intend to use these street teams in each new city where “Ride The Deal” will have a presence.

Chambers of Commerce.  We intend to become a member and attend and/or sponsor various events of the local Chambers of Commerce in every community that we launch.

Print Media.  Although newspaper ads in the larger local and community publications have proven to be effective compliments to our advertising and marketing efforts, traditional forms of advertising and marketing such as radio, print media and billboards will be kept to a minimum in order to control costs and maximize the efficiency of our marketing budget.

Competition

We consider our two biggest competitors to be Groupon and Living Social.  We feel that it would be difficult for our Company to compete with them on the same level due to their international name recognition and available financial resources.  Therefore, we have differentiated ourselves enough so that they are not a threat to our target audience and markets.

When attracting potential merchants, we target the smaller markets, as opposed to the large metropolitan markets our competitor’s target and we communicate and transact with the merchants in person.  We also offer flexible deal structures that allow us to cater to individual merchants when required.  Our research has shown that the bigger companies’ inflexibility has caused merchants to push back.  We focus on client retention, with the belief that the best and easiest client is a repeat client.

With subscribers, we highlight the authentically local and boutique-oriented approach, which has been readily accepted and enticing to subscribers.  We are building community awareness through organic marketing measures.  The deployment of our street teams as brand ambassadors and their attendance at community events have actually created awareness and helped educate both consumers and merchants on the format of daily deals.  In light of these differences, the response from both consumers and merchants in the community has been overwhelmingly positive.

Although we are aware that there are also constantly new smaller companies entering into the marketplace, we believe that attrition rates are extremely high primarily because as the barriers to entry into this industry are deceptive and much more complex than simply a software package and email list.

We believe overcoming these competitors can be accomplished with our plan of creating true brand awareness and carving our own unique niche.  We own our own software platform and have an in-house tech team that can adapt quickly and efficiently to our technology needs.  We are authentically local and involved in the community through charities, chambers of commerce special events, and even our outside sales people are local hires.

ITEM 1A.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This registration statement contains statements that constitute “forward-looking statements.”  These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology like “believes,” “anticipates,” “expects,” “estimates,”  “envision” or similar terms.  These statements appear in a number of places in this registration statement and include statements regarding our intent, belief or current expectations and those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, and (iii) our financing plans.  You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Factors that could adversely affect actual results and performance include, among others, the effect of inflation and other negative economic trends and developments on the business of our customers and other barriers, government regulation and competition.  All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

RISKS RELATED TO OUR BUSINESS

Key management personnel may leave the Company, which could adversely affect the ability of the Company to continue operations.

The Company is highly dependent on the efforts of our CEO and President because of the time and effort that he devotes to the Company.  He is in charge of supervising all marketing and website development projects that we carry out including supervision of any consultants or contractors that we engage to assist in enhancing or marketing our website.  The loss of him, or of other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.  The Company does not maintain “key person” life insurance on its officer.  Our success will depend on the performance of Mr. Pak and our ability to attract and motivate other key personnel.

We will need to achieve commercial acceptance of our website to generate revenues and achieve profitability.

Even if our development yields a technologically superior website, we may not successfully develop a commercial market for our site, and even if we do, we may not do so in a timely basis.  We cannot predict when substantial commercial market acceptance for our website will develop, if at all, and we cannot reliably estimate the projected size of any such potential market.  If markets fail to accept our website, we may not be able to generate revenues from the sale of coupon space to merchants.  Our revenue growth and achievement of profitability will depend substantially on our ability to introduce our Company, and be accepted by consumers and merchants alike.  If we are unable to cost-effectively achieve acceptance of our site by customers, our business will be materially and adversely affected.

We may need to establish additional relationships with website developers and marketing consultants to fully develop and market our site.

Once we expand into other communities, we may not possess all of the resources necessary to develop and commercialize our website on a mass scale.  We will need to expand our development capacity and enhance our marketing through appropriate arrangements with collaborative affiliates to develop and commercialize our planned website.

We rely on third parties to support our website, and our business will suffer if they do not provide adequate support.

A stable network of servers and routers capable of handling high internet traffic and large database driven search features is required to support our website and anticipated traffic.  The database and server infrastructure is outsourced to a company designed to provide these specific services.  If they do not provide the level of services and support necessary our business may suffer.

The daily deal website industry has experienced rapid growth over a short period of time, and it is uncertain whether this market will continue to develop or whether it can be maintained.  If we are unable to successfully respond to changes in the market, our business could be harmed.

Our industry has grown rapidly as merchants and consumers have increasingly used the Internet marketplace.  Further, the daily deal website industry is relatively new and with the success of companies like Groupon and Living Social, has seen a flood of new participants seeking to enter this space.  Accordingly, given the limited history, it is difficult to predict whether this market will continue to grow or whether it can be maintained.  It is foreseeable that merchants or subscribers could broadly determine that they no longer believe in the value of our products and services.  If this occurs we could see a substantial negative effect upon the market.  Our success will depend on our ability to adjust our strategy to meet the changing market dynamics.  If we are unable to do so, our business could be harmed.

If we fail to acquire subscribers to purchase our daily deals, our business will be significantly harmed.

We must acquire subscribers to purchase our daily deals in order to generate revenue and achieve profitability.  We cannot assure you that any revenue that we may generate will ultimately exceed the costs involved with acquiring new subscribers.  If subscribers do not perceive our offers to be of high value and quality or if we fail to introduce new deals or deals customized to our subscribers’ interests, we may not be able to acquire or retain subscribers.

We believe that many of our new subscribers will originate from word-of-mouth and non-paid referrals from existing subscribers; therefore, we must ensure that our existing subscribers remain satisfied and loyal to our Company in order to continue receiving those referrals.  Once we establish a subscriber base, if our efforts to satisfy our established subscribers are not successful, we may not be able to acquire new subscribers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new subscribers.  A decline in the number of subscribers or subscriber satisfaction would have an adverse effect on our business, financial condition and results of operations.

If our merchants do not meet the needs and expectations of our subscribers, our business could suffer.

Our business will depend on having a reputation for providing high-quality deals from merchants in the local community; as a result, our brand name and reputation may be harmed by actions taken by merchants that are beyond our control.  Any shortcomings of any of our merchants, particularly with respect to the quality or value of the deal offered, may be mistakenly attributed to us, thus damaging our reputation, brand value and potentially affecting our results of operations.  In addition, negative publicity and subscriber sentiment generated as a result of fraudulent or deceptive conduct by our merchants could damage our reputation, reduce our ability to attract new subscribers or retain our current subscribers, and diminish the value of our brand.

Our business is highly competitive which presents an ongoing threat to the success of our business.

Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have.  We expect competition in e-commerce, generally, and daily deal websites, in particular, to continue to increase because there are no significant barriers to entry into this market.  Recently, a substantial number of daily deal websites have emerged nationally and our main competitors include Groupon.com and LivingSocial.com.  In addition to these new competitors, we expect to compete against large Internet and technology-based businesses, such as Facebook®, Google® and Microsoft®, each of which has launched initiatives which are directly competitive to our business.  We also expect to compete against other Internet websites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests.  We will also compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger subscriber bases than we do.  These factors may allow our competitors to benefit from their existing subscriber base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits.  These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger subscriber bases or generate revenue from their subscriber bases more effectively than we do.  Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer.

We plan for our website to be competitive with other websites, but there is no guarantee that we will be able to successfully compete with other similar websites.  If this happens, our sales and revenues will decline.  In addition, our current and potential competitors may establish cooperative relationships with larger companies, to gain access to greater development or marketing resources.  Competition may result in price reductions, reduced gross margins and loss of market share.

Failure to comply with existing federal and state privacy laws and regulations, or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data.  The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations.  In addition, various federal and state legislative and regulatory bodies may expand current or enact new laws regarding privacy matters.  For example, recently there have been Congressional hearings and increased attention on the capture and use of location-based information relating to users of smartphones and other mobile devices.  We intend to post privacy policies and practices concerning the collection, use and disclosure of subscriber data on our website and future products.  Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices.  In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach.  Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal or state privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others, or other liabilities, which could adversely affect our business.  In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchants and adversely affect our business.

The success of our business will depend on our ability to develop a website platform capable of sustaining rapid growth and development; any significant disruption in service on our website or applications could result in a loss of subscribers or merchants.

Subscribers will access our deals through our website and applications for mobile devices.  Our reputation and ability to acquire, retain and serve our subscribers will be dependent upon the reliable performance of our website and applications and the underlying network infrastructure. As our subscriber base and the amount of information shared on our website and applications begin to grow, we will need an increasing amount of network capacity and computing power. The operation of these systems will be expensive and complex and could result in operational failures.  In the event that our subscriber base or the amount of traffic to our website and applications grows more quickly than anticipated, we may be required to incur significant additional costs for the repair or maintenance of our infrastructure and the hiring of additional technical personnel.  Interruptions in our systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or performance of our website and applications, prevent our subscribers from accessing our website or applications and as a result, significantly harm our business.

Our Company will rely entirely on online commerce to conduct secure sales transactions over the Internet. Outdated technologies, security breaches to our systems, or problems with our Internet infrastructure could cause interruptions to our business, impact our reputation with customers and harm our operating results.

Our Company will rely entirely on online commerce to offer merchant’s products and services.  Online commerce is rapidly evolving and a fundamental aspect of our business will be our ability to keep up with these changes.  If we fail to respond to technological changes or to adequately maintain, upgrade or develop our website platform and the systems used to process subscribers’ purchases, we will not be able to keep up with the rapid growth of online commerce and our business could fail.  Further, a fundamental requirement for online commerce is the secure transmission of confidential information over public networks.  Our website platform will store and transmit merchants’ and subscribers’ information, some of which may be private, and security breaches or glitches in our Internet infrastructure could expose us to a risk of loss of this information and result in potential liability and litigation.  Like all websites, our website is vulnerable to computer viruses, technical failures, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information.  If we experience compromises to our security, malfunctions in our Internet infrastructure, a complete shutdown of our website, or the loss or unauthorized disclosure of confidential information, our intended merchants or subscribers may lose trust and confidence in us.  Any one of these factors could harm our business, prospects, financial condition and results of operations.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our Common Stock.

Our business, like that of our merchants, may be subject to some degree of sales seasonality.  As we grow our Company, these seasonal fluctuations may become more evident.  Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales.  These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our Common Stock.

RISKS RELATING TO THE COMMON STOCK

The Company’s stock price may be volatile.

The market price of the Company’s Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond the Company’s control, including the following:

•

services by the Company or its competitors;

•

additions or departures of key personnel;

•

the Company’s ability to execute its business plan;

•

operating results that fall below expectations;

•

industry developments;

•

economic and other external factors; and

•

period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of the Company’s Common Stock.

As a public company, we will incur substantial expenses.

Upon declared effectiveness of this Registration Statement by the SEC, we will become subject to the information and reporting requirements of the U.S. securities laws.  The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters.  Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company.  If we do not have current information about our Company available to market makers, they will not be able to trade our stock.  The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held.  In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement.  These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals.  Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our sole officer and director, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a shareholder’s ability to resell shares of our Common Stock.

We may be exposed to potential risks resulting from new requirements under section 404 of the Sarbanes-Oxley Act of 2002.

In addition to the costs of compliance with having our shares listed on the OTCBB, there are substantial penalties that could be imposed upon us if we fail to comply with all regulatory requirements.  In particular, under Section 404 of the Sarbanes-Oxley Act of 2002, as a smaller reporting company, our management will be required to provide a report on the effectiveness of our internal controls over financial reporting, beginning with our second annual report, and we will not be required to provide an auditor’s attestation regarding such report.  We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting, and we expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.  Additionally, investors should be aware of the risk that management may assess and render the Company’s internal controls ineffective, which could have a material adverse effect on the Company’s financial condition or result of operations.

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

Although our stock is quoted on the OTC Markets, there is not an active market for our common stock.  There are many days in which there is no or insignificant trading volume in our common stock.  The absence of any significant activity can result in a very volatile stock.  When there is little trading activity, the purchase or sale of a relatively small number of shares could result in a disproportionate change in the stock price.  In addition, numerous other factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons.  Factors such as variations in our revenues, earnings and cash flow, and announcements of new investments, potential cooperation arrangements or acquisitions could cause the market price for our shares to change substantially.  Securities class action litigation is often instituted against companies following periods of volatility in their stock price.  This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

The Company’s Common Stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s Common Stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act.  The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities.  If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

The elimination of monetary liability against the Company’s existing and future directors, officers and employees under Nevada law and the existence of indemnification rights to the Company’s existing and future directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s Articles of Incorporation contain specific provisions that eliminate the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its existing and future directors and officers to the extent provided by Nevada law.  The Company may also have contractual indemnification obligations under any employment agreements it may have with its officers and directors.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup.  These provisions and resultant costs may also discourage the Company from bringing a lawsuit against existing and future directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s existing and future directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

ITEM 2.

FINANCIAL INFORMATION

Selected Financial Data

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this Form 10 for Registration of Securities.  Some of the statements under “Management’s Discussion and Analysis,” “Description of Business” and elsewhere herein may include forward-looking statements which reflect our current views with respect to future events and financial performance.  These statements include forward-looking statements both with respect to us specifically and the alternative fuels engines industry in general.  Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.  The safe harbor provisions of the federal securities laws do not apply to any forward-looking statements contained in this registration statement.

The business of the Company overview

Deal a Day Group Corp., formerly known as Avisio Inc., was incorporated in the State of Nevada on April 27, 2005 under the name Puppy Zone Enterprises, Inc.  We changed our name to Deal a Day Group Corp., on November 3, 2011 to reflect the new business model of the company, in the wake of the massive growth and evolution of the multi-billion dollar daily deal market space.  We redirected our company with the vision of creating balance between merchants and their customers and to create platforms that will help merchants grow their businesses through cost effective promotional resources.  Our business units will focus on the Daily Deals/Group buying arena, print media, and software and applications development.

As part of our current plan of operation over the next 12 months Deal a Day Group Corp Plans:

•

To increase its number of employees up to as needed for Deal a Day Group Corp and all of its subsidiaries in aggregate,

•

To establish a internet presence

Results of Operation

Since inception to March 31, 2012, the company has generated minimal revenues.

Management’s Discussion and Analysis of Financial Condition and the Results of Operations:

Comparison of the three month period ended March 31, 2012 and the three month period ended March 31, 2011

The Company is a development stage company with no sales or revenue as of the date of this report.

Operating Expenses

Our operating expenses for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 consisted primarily of general and administrative expenses.

General and administrative expenses for the three months ended March 31, 2012 were $156,919 consisting primarily of consulting and contract fees of $109,622, advertising of $18,238 and office expenditures of $29,059.  General and administrative expenses for the comparable the three months ended March 31, 2011 were $45,304.

Interest expense for the three months ended March 31, 2012 totaled $35,986 and compared to $42,896 for the three months ended March 31, 2011.

Discontinued operations

The Company’s former operations were discontinued in October 2008 and have been accounted for as discontinued operations.  The results of operations have been removed from the results of continuing operations for all periods presented.  The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.

Discontinued Operations generated a loss of $0 for the three months ended March 31, 2012 as compared to a loss of $2,142 for the three months ended March 31, 2011.

Non-controlling interest in subsidiaries

The share of allocated expenses related to the subsidiaries non-controlling interest for the three months end March 31, 2012 is a loss of $Nil and a loss of $13,478 for the three months ended March 31, 2011.

Net Loss

As a result of the foregoing, we reported a net loss attributable to common shareholders for the three months ended March 31, 2012 of $192,905 compared to a loss of $76,864 for the three months ended March 31, 2011.

Liquidity and Capital Resources

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, successful and sufficient market acceptance of our products and achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would provide liquidity and increase our liabilities and future cash commitments. Presently, our revenues are not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to maintain our current operations

Operating Activities: Net cash used in operating activities for the three months ended March 31, 2012 was $156,919 as compared to $36,276 for the three months end March 31, 2011. The increase is primarily due to the net loss of $156,919 in 2012 and an increase in accrued expenses of $35,986.

Investing Activities: Net cash used in investing activities for the three months ended March 31, 2012 consisted of $390 for the purchase of equipment.

Financing Activities: Net cash received from financing activities for the three months ended March 31, 2012 came primarily from proceeds from loans of $144,940.

As a result of the above activities, the Company had cash and cash equivalents of $10,025 as of March 31, 2012 as compared to $22,394 at December 31, 2011. The ability the Company to continue as a going concern is dependent on its success in obtaining additional financing.

Going Concern

In their report on our financial statements for the year ended December 31, 2011, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

There is substantial doubt about our ability to continue as a going concern, as the continuation of our business is dependent upon our obtaining further long-term financing, successful and sufficient market acceptance of our products and ultimately achieving a profitable level of operations.  We have historically incurred losses, and through March 31, 2012 have incurred losses of $7,029,226 from our inception.

There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects (i.e. Allowance for Doubtful Account and Product Returns) of our financial statements is critical to an understanding of our financials.

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company is not aware of accounting standards or interpretations issued or recently adopted expected to have a material impact on the Company’s financial position, operations or cash flows.

Off-balance Sheet Arrangements

The Company is not a party to any off-balance sheet arrangement.

Management’s Discussion and Analysis of Financial Condition and the Results of Operations:

Comparison of the year ended December 31, 2011 and year ended December 31, 2010

The Company is a development stage company with no sales or revenue as of the date of this report.

Operating Expenses

Our operating expenses for the year ended December 31, 2011 compared to the year ended December 31, 2010 consisted primarily of general and administrative expenses and research and development.

General and administrative expenses for the year ended December 31, 2011 were $186,736 compared to $216,731 for the year-ended December 31, 2010.

Interest expense for the year ended December 31, 2011 totaled $173,866 and compared to $221,032 for the year ended December 31, 2010.  This is a result of the Company’s successful negotiation of a decrease in certain interest rates and extension of certain debt maturity dates. It also reflects the conversion of $1,200,000 of notes payable to equity and eliminating the related interest expense.

Non-controlling interest in subsidiaries

The share of allocated expenses related to the subsidiaries non-controlling interest for the year end December 31, 2010 is a loss of $46,582.  In 2011, the related subsidiaries were sold to Innovation Economy Corp for 10 million shares of the common stock.

Net Loss

As a result of the foregoing, we reported a net loss for the year ended December 31, 2011 of $360,602 compared to a loss of $295,525 for the year ended December 31, 2010.

Liquidity and Capital Resources

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, successful and sufficient market acceptance of our products and achieving a profitable level of operations.  The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.  Obtaining commercial loans, assuming those loans would be available, would provide liquidity and increase our liabilities and future cash commitments.  Presently, our revenues are not sufficient to meet our operating and capital expenses.  Management projects that we will require additional funding to maintain our current operations

Operating Activities: Net cash used in operating activities for the year ended December 31, 2011 was $227,894 as compared to $308,237 for the year end December 31, 2010.  The increase is primarily due to the net loss of $360,602 in 2011, a decrease in accounts payable of $51,504, an increase in accrued expenses of $163,865.  Net cash used includes deposits and prepaid expenses of $20,347. The net loss is primarily $173,866 of interest expense accrued for notes payable.  The decrease in accounts payable reflects the company effort to settle vendors with equity.

Financing Activities: Net cash received from financing activities for the year ended December 31, 2011 of $214,131 came primarily from proceeds from notes of $212,631.

As a result of the above activities, the Company recorded cash and cash equivalent balance of $22,394 as of December 31, 2011 as compared to the cash and cash equivalent of $36,157 for the year ended December 31, 2010.  The ability the Company to continue as a going concern is dependent on its success in obtaining additional financing.

All forward-looking statements address such matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Any forward-looking statements you read herein reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our written and oral forward-looking statements attributable to us or individuals acting on our behalf and such statements are expressly qualified in their entirety by this paragraph.

The following summarizes the factors affecting the operating results and financial condition of Deal a Day Group Corp. This discussion should be read together with the financial statements of Deal a Day Group Corp. and the notes to financial statements incorporated by reference into this Registration Statement.  In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this Registration Statement. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements and Industry Data” at the front of this Registration Statement, and our “Risk Factors” set forth above.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 3.

PROPERTIES

Our offices are currently located at 5150 E Pacific Coast Highway, Suite, 200, Long Beach, CA 90804 and the telephone number is 562-735-4973.  On November 1, 2011, we entered into a lease agreement whereby we agreed to pay $1,495 per month for a six month term. The rent will then continue on a month to month basis.  The office space is approximately 320 square feet of industrial/office space.  The space is utilized for general office purposes and it is our belief that the space we currently occupy is adequate for our immediate needs.  Additional space may be required as we expand our operations.  We do not foresee any significant difficulties in obtaining any required additional space.  We currently do not own any real property.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at June 4, 2012, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of June 4, 2012, we had 49,218,805 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)

Common Stock	Richard Pak 5150 E. Pacific Coast Highway, Suite 200 Long Beach, CA 90804	1,500,000	3.05%

Common Stock	Albanna Family Trust Amro Albanna(2) PO Box 5939 Riverside, CA 92517	5,000,000	10.16%

	Total	6,500,000	13.21%

(1)

Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)

Amro Albanna has voting power over the shares held by the Albanna Family Trust.

We are not aware of any arrangements that could result in a change of control.

Changes in Control

To the best of the Company’s knowledge there are no present arrangements or pledges of the Company's securities, which may result in a change in control.

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers

The Company’s current directors and executive officers are as follows:

Name	Age	Positions and Offices	Directorship Term	Period of Service

Richard Pak	35	President, CEO, CFO, Treasurer, and Director	One Year	April 19, 2012 to Present
Katrina Van Duzee	24	Secretary	*	April 19, 2012 to Present

All of the Company’s directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. *The officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

 Significant Employees

There are no significant employees.

Family Relationships

There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

Business Experience

The business experience during the past five years of each of the persons presently listed above as an Officer or Director of the Company or a Significant Employee is as follows:

Richard Pak.  Mr. Richard Pak earned his Bachelor of Applied Science in Kinesiology from Simon Fraser University, in Burnaby, British Columbia in 2002. Upon graduation, Mr. Pak relocated to South Korea to begin work as an English teacher and worked as an editor, technical writer, and copyeditor in the field of English education and linguistics.  Mr. Pak is the co-author of several books and continues to publish books in the English education field and he is a writer and editor of a monthly radio learning program for Jo O Je TOEIC Listening, an EBS (Educational Broadcasting System) radio program/learning show.  From 2006 to 2009 Mr. Pak was founder, CEO and Director of Uventus Technologies Corp., an online book publishing company.  Since 2007, Mr. Pak has been a founding member of the board of directors for an English institute in Seoul and Director of Research at an affiliated publishing company, OJ English. Mr. Pak has been the founder and President of Rich Media Corp., a private company focusing on development and acquisition of internet based businesses, since its inception in 2011.  The Company decided Mr. Pak would be a good fit as an officer and director of the Company due to his diverse experiences.

Katrina Van Duzee. In her current role as Corporate Secretary for the Company, Katrina Van Duzee (“Ms. Van Duzee”) is responsible for coordinating the flow of information and material among senior staff, handles shareholder relations and serves as liaison between the Company and its Board of Directors. Ms. Van Duzee joined the Company late in 2011 when she was hired as a Marketing Consultant for their premier software brand “Ride the Deal” and was promoted to Corporate Secretary of DADG in 2012.  Prior to joining the Company, from August 2011 to November 2011, Ms. Van Duzee worked as a Project Manager at Global Source One, Inc. a federal government contracting firm,  where she coordinated the production of federal government proposals, acted as the executive assistant to the CEO and assisted in general corporate matters. Prior to that, from January 2010 to January 2012, Ms. Van Duzee has also worked as a consultant for Garden Grove Journal, a media company in Orange County, California, where she assisted in business development strategies and writing freelance articles. From January 2003 to August 2008, Ms. Van Duzee also spent over five years managing M&M Air Conditioning and Heating, her family’s privately owned, commercial contracting company. Ms. Van Duzee holds a B.A. in Journalism with an emphasis on new media from California State University, Long Beach and is in the process of continuing her education by pursuing a B.S. in Information Systems.

Directorships

No Director of the Company or person nominated or chosen to become a Director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company has been involved in the following:

(1)

A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)

Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.

Engaging in any type of business practice; or

iii.

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5)

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.

Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))) , or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Promoters and Control Persons

None.

ITEM 6.

EXECUTIVE COMPENSATION

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our officers and directors for the fiscal years ended December 31, 2011 and 2010. Our Board of Directors may adopt an incentive stock option plan for our executive officers that would result in additional compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Richard Pak(1) President, CEO, CFO, Secretary, Treasurer, Director	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Amro Albanna Former Director	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Loren Kaiser(1) Former President, CEO, CFO, Secretary, Treasurer, Director	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Katrina Van Duzee(1) Secretary	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)

On April 19, 2012, Mr. Loren Kaiser resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director and appointed Mr. Richard Pak (“Mr. Pak”) to serve as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and a Director and Ms. Katrina Van Duzee (“Ms. Van Duzee”) to serve as the Company’s Secretary. Mr. Pak and Ms. Van Duzee accepted such appointments.

(2)

On May 11, 2012, Mr. Amro Albanna resigned as a Director of the Company.

Narrative Disclosure to Summary Compensation Table

On November 4, 2011, pursuant to the Asset Acquisition Agreement, the Company re-priced certain stock options that were granted pursuant to the Company’s 2009 Employee Stock Option Plan. These options were re-priced to $0.50 and then the stock price was adjusted to reflect the Company’s 1-2 reverse stock split. As a result, such options were re-priced to $1.00 per share. Additionally, the Company decided to reset all of the expiration dates to July 31, 2016.

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011.

The following table provides information for the named executive officers on stock option holdings as of the end of 2011.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Loren Kaiser	250,000	0	0	0.40	1/31/2019	0	0	0	0
Amro Albanna	1,671,000			$1.00	7/31/2016

Compensation of Directors

There was no compensation paid to any director who was not an Executive Officer during the year ended December 31, 2011.

Directors serve without compensation and there are no standard or other arrangements for their compensation. There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any Director that would result in payments to such person because of his or her resignation with the Company, or its subsidiaries, any change in control of the Company. There are no agreements or understandings for any Director to resign at the request of another person. None of our Directors or our Executive Officer acts or will act on behalf of or at the direction of any other person.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On November 4, 2011, we entered into an Asset Acquisition Agreement with Rich Media Corp. (“RMC”), of which our President, Mr. Pak is also the President, whereby the Company acquired certain assets directly related to various online marketing and media websites, and social media accounts operating in the internet sales and marketing industries, including but not limited to our current website, “www.ridethedeal.com” (collectively “the Acquired Assets”).  In exchange for the Acquired Assets, RMC received an aggregate payment of two hundred fifty thousand US dollars ($250,000) and one million five hundred thousand (1,500,000) restricted shares of the Company’s common stock.

On November 4, 2011, the Company entered into a Settlement Agreement and General Mutual Release under which Alma Bailante Real Estate Inc. (a secured creditor) agreed to release and forever discharge $1,200,000 of debt in exchange for 4,666,929 shares of common stock of the Company beneficially owned by Mr. Albanna and 12,000,000 shares of common stock of DADG (new shares) and enter into a new Promissory Note evidencing the remaining $945,962 of debt owned by Alma, in exchange Alma agreed to release any and all security interest held by Alma in relation to the debt, specifically Alma released and discharged the collateralized interest Alma had, in and to, the remaining shares of DADG held by the Albanna Trust.

Other than the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)

any of our director(s) or executive officer(s);

(B)

any nominee for election as one of our directors;

(C)

any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our Common Stock; or

(D)

any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

Review, Approval or Ratification of Transactions with Related Persons

Not Applicable.

Promoters and Certain Control Persons

There have been no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which the Company is to be a party, in which any promoter or founder, or any member of the immediate family of any of the foregoing persons, had a material interest.

Director Independence

The Board has determined that none of the Company’s Directors have met the independence requirements based upon the application of objective categorical standards adopted by the Board.  In making a determination regarding a Director’s independence, the Board considers all relevant facts and circumstances, including the Director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Board may determine from time to time.

ITEM 8.

LEGAL PROCEEDINGS

On April 1, 2010, the Company entered into a Stipulation for Entry of Judgment (“Settlement Agreement”) pursuant to which Aptus Games, Inc., (a former subsidiary of the Company) agreed to pay the sum of $12,000 in installments commencing March 2010 and ending July 2010. Payments were scheduled to be $600 for the first four months of the Settlement Agreement and a final payment in the amount of $9,600 in July 2010. As of September 30, 2011, the Company has not been able to make the final payment. The remaining balance to date is $4,100. Under this Settlement Agreement, the Company also agreed to deliver 75,000 restricted shares of its common stock of to certain affiliates of the plaintiff. The original demand was for $24,999.

On June 7, 2011 VFX Direct LLC, filed a complaint against Aptus Games, Inc. in Superior Court of the State of California, County of Riverside alleging vendor amounts due. The claim is for $88,000 with interest at 10% per annum from September 28, 2008, attorney fees, cost of litigation and general and equitable relief as the court deems just and proper. The Company has answered the claim and awaiting further court activity. The Company’s vendor account balance is $60,300.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock has been traded on the OTC Markets Group U.S., under the symbol “DEEL.”  The following table sets forth, in U.S. dollars the high and low bid prices for each of the calendar quarters indicated, as reported by the OTC Markets.  The prices in the table may not represent actual transactions and do not include retail markups, markdowns or commissions.

	Company Common Stock Bid Prices*
	High	Low
2012
Quarter ended June 30**	$0.30	$0.02
Quarter ended March 31	$0.36	$0.30

2011
Quarter ended December 31	$0.50	$0.08
Quarter ended September 30	$0.12	$0.06
Quarter ended June 30	$0.12	$0.06
Quarter ended March 31	$0.16	$0.08

2010
Quarter ended December 31	$0.22	$0.08
Quarter ended September 30	$0.16	$0.08
Quarter ended June 30	$0.30	0.14
Quarter ended March 31	$0.46	0.22

*Prices reflect post-split numbers.

**Second Quarter reflects last reported price as of June 11, 2012, the most recent date on which our stock was quoted.

There is currently a limited public market for the Common Stock and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained.  However, should such a market arise, the possibility or actual sale into the market of shares of the Company's Common Stock as permitted under Rule 144 of the Securities Act of 1933 (the “Act”) may adversely affect prevailing market prices, if any, for the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.  In order to qualify for unrestricted resale of Common Stock under Rule 144, certain holding periods must be met and a legal opinion setting forth the exemption from registration must be provided.  Further, there is no assurance that Rule 144 will be applicable to the Company and investors may not be able to rely on its provisions now or in the future.  In addition, sales of significant amounts of Common Stock by the Company subsequent to this offering could have an adverse effect on the market price, if any, for the Company's securities.

The market price of the Company’s common stock will likely fluctuate significantly in response to the following factors, some of which are beyond the Company’s control: variations in its quarterly operating results; changes in financial estimates of its revenues and operating results by securities analysts; changes in market valuations of similar companies; announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; future sales of its common stock; stock market price and volume fluctuations attributable to inconsistent trading volume levels of its stock; commencement of or involvement in litigation.

Holders

As of June 4, 2012, an aggregate of 49,218,805 shares of our common stock were issued and outstanding and were held by approximately 55 holders of record, based on information provided by our transfer agent.

Dividends

On November 3, 2011, the Company effectuated a reverse split (the “Reverse Split”) of its issued and outstanding common shares whereby every two (2) old shares of the Company’s common stock were exchanged for one (1) new share of the Company's common stock. The Reverse Split was payable as a dividend to shareholders of record upon surrender.

We have not paid any cash dividends on our common stock since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2011 with respect to our equity compensation plans previously approved by stockholders and equity compensation plans not previously approved by stockholders.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	7,507,479	$0.62	4,992,521
Equity compensation plans not approved by stockholders	0	0	0
Total	7,507,479	$0.62	4,992,521

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, the Company has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs. All shares issuances deemed “post-split”) reflect the 1-2 Reverse Split of the Company’s common stock that was effective on November 3, 2011.

On December 31, 2008, the Company issued a 25% Promissory Note (the “Alma Note”), in the principal amount of $1,500,000 to Alma Bailante Real Estate (“Alma”) to evidence such monies then due and outstanding by the Company and its subsidiaries to Alma. The $1,500,000 principal amount underlying the Alma Note was payable on or before July 12, 2010 (the “Maturity Date”) and accrued interest at the rate of 25% per annum. On October 30, 2009, the Alma Note was amended to extend the Maturity Date until December 31, 2010. On October 25, 2010, the Alma Note was again amended to extend the Maturity Date until December 31, 2011. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 19, 2009, the Company issued a 10% Promissory Note (the “Albanna Note”), in the principal amount of $259,897.24 to Amro Albanna, the Company’s President at the time (“Mr. Albanna”) to evidence such monies then due and outstanding by the Company and its subsidiaries to Mr. Albanna. The $259,897.24 principal amount underlying the Albanna Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On October 31, 2010 the Company entered into a Conversion and Release Agreement with Mr. Albanna to settle the outstanding debt owed under the Albanna Note by converting the debt into 1,895,654 post-split restricted shares of the Company’s common stock in full satisfaction of the Albanna Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On September 29, 2009, the Company entered into a Conversion and Release Agreement with V2 Solutions, Inc. (“V2”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to V2 by converting part of the debt into 407,521 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “V2 Note”) in the principal amount of $48,902. The $48,902 principal amount underlying the V2 Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On December 28, 2010, the Company entered into a Conversion and Release Agreement with V2 to settle the outstanding debt owed under the V2 Note by converting the remainder of the debt into 441,476 post-split restricted shares of the Company’s common stock in full satisfaction of the V2 Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 5, 2009, the Company entered into a Conversion and Release Agreement with David Itamar (“Mr. Itamar”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Itamar by converting part of the debt into 740,579 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “Itamar Note”) in the principal amount of $88,869. The $88,869 principal amount underlying the Itamar Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On November 1, 2010 the Company entered into a Conversion and Release Agreement with Mr. Itamar to settle the outstanding debt owed under the Itamar Note by converting the remainder of the debt into 820,804 post-split restricted shares of the Company’s common stock in full satisfaction of the Itamar Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 5, 2009, the Company entered into a Conversion and Release Agreement with Israel Basson (“Mr. Basson”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Basson by converting part of the debt into 987,442 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “Basson Note”) in the principal amount of $118,493. The $118,493 principal amount underlying the Basson Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On November 1, 2010 and November 2, 2010, the Company entered into two Conversion and Release Agreements with Mr. Basson to settle the remainder of the outstanding debt owed under the Basson Note by converting the debt into an aggregate of 1,094,415 post-split restricted shares of the Company’s common stock in full satisfaction of the Basson Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 5, 2009, the Company entered into a Conversion and Release Agreement with Orange Capital Corp. (“OCC”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to OCC by converting part of the debt into 500,000 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “OCC Note”) in the principal amount of $60,000. The $60,000 principal amount underlying the OCC Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On October 31, 2010 the Company entered into a Conversion and Release Agreement with OCC to settle the remainder of the outstanding debt owed under the OCC Note by converting the debt into 645,000 post-split restricted shares of the Company’s common stock in full satisfaction of the OCC Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 5, 2009, the Company entered into a Conversion and Release Agreement with Talal Yassin (“Mr. Yassin”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Yassin by converting part of the debt into 471,117 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “Yassin Note”) in the principal amount of $56,534. The $56,534 principal amount underlying the Yassin Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On October 31, 2010 the Company entered into a Conversion and Release Agreement with Mr. Yassin to settle the remainder of the outstanding debt owed under the Yassin Note by converting the debt into 607,741 post-split restricted shares of the Company’s common stock in full satisfaction of the Yassin Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 5, 2009, the Company entered into a Conversion and Release Agreement with Steve Bajic (“Mr. Bajic”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Bajic by converting part of the debt into 180,879 post-split restricted shares of the Company’s common stock and issuing a 10% Promissory Note (the “Bajic Note”), in the principal amount of $21,705. The $21,705 principal amount underlying the Bajic Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On October 31, 2010 the Company entered into a Conversion and Release Agreement with Mr. Bajic to settle the outstanding debt owed under the Bajic Note by converting the remainder of the debt into 238,755 post-split restricted shares of the Company’s common stock in full satisfaction of the Bajic Note. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 26, 2009, the Company entered into a Conversion and Release Agreement with Ellenoff, Grossman, and Schole LLP (“Ellenoff”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Ellenoff by issuing a warrant to purchase 1,180,194 post-split restricted shares of the Company’s common stock at an exercise price of $0.12 per share and a 10% Promissory Note (the “Ellenoff Note”), in the principal amount of $141,623.23. The $141,623.23 principal amount underlying the Ellenoff Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On December 27, 2009, the Company entered into a Conversion and Release Agreement with Stephen Abbott (“Mr. Abbott”) to settle all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Abbott by issuing a warrant to purchase 500,000 post-split restricted shares of the Company’s common stock at an exercise price of $0.12 per share and a 10% Promissory Note (the “Abbott Note”), in the principal amount of $74,202.72. The $74,202.72 principal amount underlying the Abbott Note was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On January 11, 2010, the Company entered into a Securities Purchase Agreement with the Jeffrey and Kellie Burum Recovable Trust (the “Burum Trust”) whereby the Burum Trust purchased one (1) unit (the “Unit”) of the Company at a purchase price of $50,000. Each Unit consisted of: (i) 50,000 post-split restricted shares of the Company's common stock; (ii) a five (5) year warrant to purchase up to 87,500 post-split restricted shares of the Company’s common stock at an exercise price of $1.00 per share; and (iii) 100 shares of Diagnostic Nano Applications Corp. (“DNA”), a Delaware corporation and subsidiary of the Company, and the price for each Unit was $50,000. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On February 2, 2010, the Company entered into a Securities Purchase Agreement with Agenor Mafra-Neto (“Mr. Mafra-Neto”) whereby Mr. Mafra-Neto purchased two (2) units (each a “Unit”) of the Company at a total purchase price of $100,000. Each Unit consisted of: (i) 50,000 post-split restricted shares of the Company's common stock; (ii) a five (5) year warrant to purchase up to 87,500 post-split restricted shares of the Company’s common stock at an exercise price of $1.00 per share; and (iii) 100 shares of DNA, and the price for each Unit was $50,000. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On April 1, 2010, the Company entered into a Stock Transfer and Release Agreement with the Law Office of Collins and Lamore (“Collins and Lamore”) whereby the Company issued 7,500 post-split restricted shares of the Company’s common stock in exchange for the release and settlement of any and all claims existing between the Company and Collins and Lamore pertaining to that certain dispute between American Precision Prototyping, LLC and the Company and its then current subsidiaries (the “American Dispute”). The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On April 1, 2010, the Company entered into a Stock Transfer and Release Agreement with the Camden Investments, LLC (“Camden”) whereby the Company issued 15,000 post-split shares of the Company’s common stock in exchange for the release and settlement of any and all claims existing between the Company and Camden pertaining to the American Dispute. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On April 1, 2010, the Company entered into a Stock Transfer and Release Agreement with the Jason Dickman (“Mr. Dickman”) whereby the Company issued 15,000 post-split restricted shares of the Company’s common stock in exchange for the release and settlement of any and all claims existing between the Company and Mr. Dickman pertaining to the American Dispute. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On May 6, 2010, the Company sold 156,250 post-split restricted shares of the Company's common stock to Vaughn Bryan for total proceeds of $25,000. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On June 17, 2010, the Company entered into a Consulting Agreement with Longview Communications Corp. (“Longview”) whereby Longview agreed to provide investor relations services for the Company in exchange for a one-time issuance of 375,000 post-split restricted shares of the Company’s common stock. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 25, 2010, the Company entered into a Conversion and Release Agreement with Alma to settle part of the amount due and outstanding under the Alma Note by converting part of the debt into 1,232,877 post-split restricted shares of the Company’s common stock. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 31, 2010, the Company entered into a Conversion and Release Agreement with Mr. Albanna pursuant to which the Company converted all outstanding debt then due and outstanding by the Company and its subsidiaries to Mr. Albanna by issuing 185,497 post-split restricted shares of the Company in full satisfaction of the debt. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 31, 2010, the Company entered into a Conversion and Release Agreement with OCC pursuant to which the Company converted all outstanding debt then due and outstanding by the Company and its subsidiaries to OCC by issuing 180,000 post-split restricted shares of the Company in full satisfaction of the debt. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On December 31, 2010, the Company entered into a Conversion and Release Agreement with Grobstein, Horwath, and Company LLP (“GWC”) pursuant to which the Company converted all outstanding debt then due and outstanding by the Company and its subsidiaries to GWC by issuing 369,629 post-split restricted shares of the Company in full satisfaction of the debt. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

During the year ended December 31, 2010, the Company issued several 10% Promissory Notes (the “IEC Notes”), in the aggregate principal amount of $35,000 to Innovation Economy Initiative (“IEI”) to evidence such monies then due and outstanding by the Company and its subsidiaries to IEI. The $35,000 principal amount underlying the Promissory Notes was payable on or before December 31, 2010 and accrued interest at the rate of 10% per annum. On June 15, 2011, the Company entered into a Conversion and Release Agreement with IEI pursuant to which IEI received 390 shares of common stock of OlFactor Laboratories, Inc., a Delaware corporation, and then existing subsidiary of the Company in exchange for full satisfaction of the debt owed under the IEC Notes. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On February 3, 2011, the Company issued Molly Schmid (“Ms. Schmid”) 32,511 post-split restricted shares of the Company’s common stock as part of that certain Independent Contractor Agreement entered into by and between Ms. Schmid, the Company, and certain of the Company’s then existing subsidiaries. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On October 1, 2011, the Company entered into a Credit Line Agreement (“Credit Agreement”) with Eastlake Finance Corp. (“Eastlake”). Pursuant to the Credit Agreement, the Company may borrow up to five hundred thousand US dollars ($500,000) from Eastlake.  The Credit Agreement earns simple interest accruing at a rate of eight percent (10%) per annum and is due on or before the one (1) year anniversary of the Credit Agreement.  To date, the Company has received an aggregate of $350,000 pursuant to the Credit Agreement. The securities were issued pursuant to Section 4(2) of the Securities Act, on the basis that the securities were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On November 4, 2011, the Company entered into a Settlement Agreement, as amended (the “Amended Settlement Agreement”), with Alma to settle the Alma Note by converting part of the debt into shares of the Company’s common stock and issuing a new note for the remainder. Accordingly, on November 4, 2011, the Company issued a 10% Promissory Note, in the principal amount of $945,962 to Alma to evidence the remaining amount of money then due and outstanding by the Company to Alma. The $945,962 principal amount underlying the Promissory Note is payable on or before December 31, 2012 and accrues interest at the rate of 10% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) to the Securities Act, on the basis that the securities were offered and sold in a non-public offering to a “sophisticated investor” who had access to registration-type information about the Company.  Subsequently thereafter, on December 8, 2011, we issued 12,000,000 restricted shares of our common stock to various individuals in order to convert part of the debt owed by the Company to Alma pursuant to that certain Amended Settlement Agreement. The shares were issued pursuant to Section 4(2) of the Securities Act, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

On February 1, 2012, we issued 1,500,000 restricted shares of our common stock pursuant to that certain Asset Acquisition Agreement by and between the Company and Rich Media Corp., of which our President, Mr. Pak, is the President. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, on the basis that the shares were offered and sold in a non-public offering to “sophisticated investors” who had access to registration-type information about the Company.

ITEM 11.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The authorized capital stock of the Company consists of one billion eight hundred million (1,800,000,000) shares of common stock and consists of $0.001 par value per share (the "Common Stock"). As of the date of this Registration Statement, the Company had 49,396,421 shares of Common Stock outstanding.  The Company has not authorized any shares of preferred stock.

Our authorized capital stock consists of one billion eight hundred million (1,800,000,000) shares of Common Stock, $0.001 par value per Share. There are no provisions in our charter or Bylaws that would delay, defer or prevent a change in our control. However, there exists such provisions in our charter that may make changes of control more difficult. Such provisions include the ability of our Board of Directors to issue a series of preferred stock and the limited ability of stockholders to call a special meeting. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or the Secretary, by resolution of the Board of Directors, or at the request in writing of one or more stockholders owning shares in the aggregate entitled to cast at least a majority of the votes at the meeting, with such written request to state the purpose or purposes of the meeting and to be delivered to the President or the Secretary.  In case of failure to call such meeting within 60 days after such request, such shareholder or shareholders may call the same. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders voting for the election of directors, may cast such votes equal to the total number of shares owned by each shareholder for each of the duly nominated directors, if they so choose.

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such offer or director actually or reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Directors' and Officers' Liability Insurance

We currently do not have directors' and officers' liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

DEAL A DAY GROUP CORP.

FINANCIAL STATEMENTS

MARCH 31, 2012

(UNAUDITED)

INDEX

Consolidated Balance Sheets at March 31, 2012 and December 31, 2011	F-2

Consolidated Statements of Operations For the three months ended March 31, 2012 and 2011 Period from January 1, 2009 (Inception of development stage) to March 31, 2012	F-3

Consolidated Statement of Stockholders’ Deficit as of March 31, 2012	F-4

Consolidated Statements of Cash Flows For the three months ended March 31, 2012 and 2011 Period from January 1, 2009 (Inception of development stage) to March 31, 2012	F-5

Notes to the Consolidated Financial Statements…	F-6

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
Assets

Current:
Cash and cash equivalents	$10,025	$22,394
Prepaids and other assets	-	100

Total current assets	10,025	22,494

Non-current:
Equipment	390	-

Total Assets	$10,415	$22,494

Liabilities

Current:
Accounts payable	$204,592	$204,592
Notes payable	1,582,330	1,401,504

Total Liabilities	1,786,922	1,606,096

Stockholders` Deficit
Common stock (par value $0.001) –
Authorized, 1,800,000,000 common shares; issued and
outstanding, 49,218,805 and 71,577,399 shares at
December 31, 2011 and 2010, respectively	49,219	49,219
Additional paid-in capital	5,203,500	5,203,500
Accumulated deficit	(7,029,226)	(6,836,321)

Total Stockholders’ Deficit	(1,776,507)	(1,583,602)

Total Liabilities and Stockholders’ Deficit	$10,415	$22,494

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Statements of Operations

For the three months ended March 31, 2012 and 2011

Period from January 1, 2009 (Inception of development stage) to March 31, 2012

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	From January 1, 2009 (Inception of development stage) to March 31, 2012

Operating expense:
General and administrative	$156,919	$45,304	$560,026

Operating loss	(156,919)	(45,304)	(560,026)

Non-operating expenses:
Interest expense	(35,986)	(42,896)	(849,107)

Loss from continuing operations	(192,905)	(88,200)	(1,409,133)

Loss from discontinued operations	-	(2,142)	(147,544)
Net loss	(192,905)	(90,342)	(1,556,677)

Less: net loss attributable to non-controlling interests	-	(13,478)	(46,582)

Net loss attributable to common stockholders	$(192,905)	$(76,864)	$(1,510,095)

Loss per share, basic and diluted, before discontinued
Operations	$(0.00)	$(0.00)
Loss per share, basic and diluted, from discontinued
Operations	-	-
Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding	71,577,399	71,577,399

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit

As of March 31, 2012

	Common Stock		Additional	Non- controlling
	Shares	Amount	Paid-In Capital	Interest in Subsidiaries	Accumulated Deficit	Total

Balance, December 31, 2010	71,577,399	$71,577	$10,285,962	$223,310	$(14,594,674)	$(4,013,825)
Settlement of notes payable-related party	-	-	66,933	-	-	66,933
Conversion of notes payable	-	-	27,285	-	-	27,285
Sale of subsidiaries	-	-	(6,400,538)	(223,310)	8,118,955	1,495,107
1 for 2 stock split	(35,277,281)	(35,277)	35,277	-	-	-
Returned shares	(581,313)	(581)	581	-	-	-
Purchase of assets	1,500,000	1,500	-	-	-	1,500
Conversion of notes payable	12,000,000	12,000	1,188,000	-	-	1,200,000
Net Loss	-	-	-	-	(360,602)	(360,602)

Balance, December 31, 2011	49,218,805	49,219	5,203,500	-	(6,836,321)	(1,583,602)

Net Loss	-	-	-	-	(192,905)	(192,905)

Balance, March 31, 2012	49,218,805	$49,219	$5,203,500	$-	$(7,029,226)	$(1,776,507)

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	From January 1, 2009 (Inception of development stage) to March 31, 2012

Cash Flows From Operating Activities
Net loss	$(192,905)	$(90,342)	$(1,579,767)
Loss from discontinued operations	-	(2,142)	(147,544)

Loss from continuing operations	(192,905)	(88,200)	(1,432,223)
Adjustments to reconcile loss from continuing operations to cash flows used in operating activities:

Prepaid and other assets	-	(3,006)	(100)
Accounts payable	-	(1,577)	379
Accrued expenses	35,986	57,296	862,195
Net cash used in continuing operations	(156,919)	(35,487)	(569,749)
Net cash used in discontinued operations	-	(789)	(123,301)

Cash used in operating activities	(156,919)	(36,276)	(693,305)

Cash Flows From Investing Activities Purchase of equipment	(390)	-	(390)

Cash provided by (used in) investing activities	(390)	-	(390)

Cash Flows From Financing Activities Borrowings on note payable	144,940	-	401,071
Proceeds from private placement	-	91,562	302,894
Principal payments on notes payable	-	-	(500)

Cash provided by (used in) financing activities	144,940	91,562	703,465

Net increase (decrease) in cash and cash equivalents	(12,369)	(17,714)	10,025
Cash and cash equivalents, opening	22,394	36,157	-

Cash and cash equivalents, closing	$10,025	$18,443	$10,025

Supplemental cash flow information
Cash paid during the year for:
Interest	$-	$-	$-
Income taxes	$-	$-	$800
Non-cash financing activities
Conversion of notes payable to equity	$-	$-	$2,250,174

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

For the three months ended March 31, 2012 and 2011

Period from January 1, 2009 (Inception of development stage) to March 31, 2012

Notes to Consolidated Financial Statements

March 31, 2012

1.

ORGANIZATION AND PRINCIPAL ACTIVITIES

Deal a Day Group Corp. (“DADG” or “the Company”) is a corporation organized under the laws of the State of Nevada.

DADG changed its business direction in the wake of the massive growth and evolution of the multi-billion dollar daily deal market space. We had redirected our company with the vision of creating balance between merchants and their customers and to create platforms that will help merchants grow their businesses through cost effective promotional resources. Our business units will focus on the Daily Deals/Group buying arena, print media, and software and applications development.

On November 3, 2011, the Company completed a 1-for-2 reverse stock split.  As of March 31, 2012, there were 49,218,805 shares of common stock are outstanding.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The consolidated balance sheets and related consolidated statements of operations and cash flows contained in this Annual Report include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all entries necessary for a fair presentation of such consolidated financial statements have been included. These entries consisted only of normal recurring items.

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Discontinued operations

The Company’s former operations were discontinued in 2008 and were accounted for as discontinued operations.  On October 21, 2011 the discontinued operations of QMotions, Inc. and Aptus Games Inc. were sold in a share purchase agreement to an individual. The Company retains ownership of the discontinued subsidiary Diagnostic Nano Applications Corp.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit.

Revenue recognition

The Company recognizes revenue in accordance with the provision of the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104 (ASC 605-10) which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Four basic criteria must be met before we recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

Research and development

All costs of research and development activities are expensed as incurred.

Deal a Day Group Corp.

Notes to Consolidated Financial Statements

March 31, 2012

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company records deferred tax assets and liabilities based on the net tax effects of tax credits, operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and the Company establishes a valuation allowance to reduce deferred tax assets to an amount which it believes to be more likely than not realizable. The valuation allowance is based on the Company`s estimates of taxable income by jurisdiction in which it operates and the period over which its deferred tax assets will be recoverable.

Going concern

The accompanying financial statements have been prepared assuming that the company will continue to operate as a going concern. Through March 31, 2012, the Company has not generated operating or net profits.  As of March 31, 2012, the accumulated deficit is $7,029,226 and the working capital deficiency is $1,776,897.

Property, plant and equipment

Property, plant and equipment are stated at original cost less accumulated depreciation and amortization.

Depreciation is provided to write off the cost of property, plant and equipment using the straight-line method at rates based on their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.

Allowance for doubtful accounts

Accounts receivable are stated at the amount billed to customers. The Company recognizes an allowance for doubtful accounts to ensure trade and other receivables are not overstated due to uncollectibility. The Company’s estimate is based on a variety of factors, including historical collection experience, existing economic conditions and a review of the current status of the receivable. No allowance for doubtful accounts was required at March 31, 2012 or 2011.

Deal a Day Group Corp.

Notes to Consolidated Financial Statements

March 31, 2012

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Basic and Diluted Net Loss per Share

Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Recently issued accounting standards

There are no accounting standards or interpretations issued or recently adopted that are expected to have a material impact on the Company’s financial position, operations or cash flows.

3.

SALE OF DISCONTINUED OPERATIONS

On October 21, 2011, the Company entered into Share Purchase Agreements with an individual for the sale of 100.0% of the outstanding shares of QMotions Inc. and for the sale of 100.0% of the outstanding shares of Aptus Games Inc., discontinued subsidiaries of the Company.  Total consideration for the sale is $1.00 each.

4.

NOTES PAYABLE

On November 4, 2011, the Company entered into a Settlement Agreement and General Mutual Release under which Alma Bailante Real Estate Inc. (a secured creditor)  has agreed to release and forever discharge $1,200,000 of debt in exchange for 4,666,929 shares of common stock of DADG beneficially owned by Albanna and 12,000,000 shares of common stock of DADG (new shares) and enter into a new Promissory Note evidencing the remaining $945,962 of debt owned by Alma, in exchange Alma agreed to release any and all security interest held by Alma in relation to the debt, specifically Alma released and discharged the collateralized interest Alma had, in and to, the remaining shares of DADG held by the Albanna Trust.

On November 4, 2011, the Company executed an Asset Acquisition Agreement with Rich Media Corp. (RMC”) of Seoul, Korea.  RMC owns various online marketing and media websites, including social media accounts operating in the online group buying and marketing sector. Total consideration to RMC shall be an amount equal to $400,000 and restricted stock purchase rights to 1,500,000 shares of DADG for a price of $0.10 per share.

Description	March 31, 2012	December 31, 2011
Note Payable, 10%, past due	$92,400	$88,703
Note Payable, 10%, past due	172,728	169,959
Note Payable, 10%, due November 3, 2013	984,962	961,035
Note Payable, 8%, due October 1, 2012	300,433	150,000
Bridge Loans, no interest, no due date	31,807	31,807
	$1,582,330	$1,401,504

Deal a Day Group Corp.

Notes to Consolidated Financial Statements

March 31, 2012

5.

NON-CONTROLLING INTEREST IN SUBSIDIARIES

The Company owns 4,500 shares of common stock of the 5,357 shares outstanding in Diagnostic Nano Applications Corporation (“DNA”) for a 78.4% share.  DNA is a discontinued operation.

On November 4, 2011 the Company executed an Asset Acquisition Agreement exchanging its remaining 30.01% interest in OLFactor Laboratories, Inc. and 50.0% interest in Nano Engineered Applications, Inc for 10,000,000 shares of Innovation Economy Corp. (“IEC”), an affiliated Company.  Currently, the shares of Innovation Economy Corp. are not tradable.

In a Restricted Stock Purchase Right Agreement dated November 4, 2011, DADG has the right on a quarterly basis over the next year to purchase shares that would allow it to maintain a 10% ownership interest in IEC.  The 10 million shares the Company owns represents a 12.24% ownership interest IEC.

6.

RELATED PARTY

Amro Albanna, former Chairman and CEO of the Company, is Chairman and CEO of Innovation Economy Corporation, a Delaware corporation and of Innovation Economy Initiative, a California corporation.

On June 15, 2011 the Company through a “Conversion and Release Agreement” with IEC exchanged 338 shares of OL Factor Laboratories, Inc in settlement of $31,067 of notes payable due to IEC.  In separate agreements between DADG and our Chairman and the Innovation Economy Initiative, the Company assigned 1,662 shares of OLI and 2,000 shares of Nano Engineered Applications (“NEA”) to IEC for settlement of $253,957 of notes payable.

7.

SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to December 31, 2011 through the date these financial statements were filed with the OTC Disclosure and News Service and has determined that it does not have any additional material subsequent events to disclose.

DEAL A DAY GROUP CORP.

FINANCIAL STATEMENTS

DECEMBER 31, 2011

INDEX

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheets at December 31, 2011 and 2010	F-12

Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010; Period from January 1, 2009 (Inception of Development stage) to December 31, 2011	F-13

Consolidated Statement of Stockholders’ Deficit as of December 31, 2011	F-14

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010; Period from January 1, 2009 (Inception of Development stage) to December 31, 2011	F-15

Notes to the Consolidated Financial Statements	F-16

Silberstein Ungar, PLLC

CPAs and Business Advisors

phone (248) 203-0080

fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Deal a Day Group Corp.

Long Beach, California

We have audited the accompanying consolidated balance sheets of Deal a Day Group Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended and for the period from January 1, 2009 (date of inception of development stage) to December 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Deal a Day Group Corp. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and for the period from January 1, 2009 (date of inception of development stage) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital, has incurred losses from operations, and has recently discontinued its primary operations and announced a new business model.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

April 13, 2012

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets

Current:
Cash and equivalents	$22,394	$36,157
Prepaids and other assets	100	20,447

Total Assets	$22,494	$56,604

Liabilities

Current:
Accounts payable	204,592	180,938
Accrued payroll and payroll taxes	-	335,307
Notes payable	1,401,504	2,319,226
Net liabilities in excess of assets
of discontinued operations	-	1,234,958

Total Liabilities	1,606,096	4,070,429

Stockholders` Deficit
Common stock (par value $0.001) – Authorized, 1,800,000,000 common shares; issued and outstanding, 49,218,805 and 71,577,399 shares at December 31, 2011 and 2010, respectively

	49,219	71,577
Additional paid-in capital	5,203,500	10,285,962
Non-controlling interest in subsidiaries	-	223,310
Accumulated deficit	(6,836,321)	(14,594,674)

Total Stockholders’ Deficit	(1,583,602)	(4,013,825)

Total Liabilities and Stockholders’ Deficit	$22,494	$56,604

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Statements of Operations

For the years ended December 31, 2011 and 2010

Period from January 1, 2009 (Inception of development stage) to December 31, 2011

	2011	2010	From January 1, 2009 (Inception of development stage) to December 31, 2011

Operating expense:
General and administrative	$186,736	$216,371	$403,107

Operating loss	(186,736)	(216,371)	(403,107)

Non-operating expenses:
Interest expense	(173,866)	(221,032)	(836,211)

Loss from continuing operations	(360,602)	(437,403)	(1,239,318)

Income from discontinued operations	-	95,296	(147,544)
Net loss	(360,602)	(342,107)	(1,386,862)

Less: Net loss attributable to non-controlling interests	-	(46,582)	(46,582)

Net loss attributable to common stockholders	$(360,602)	$(295,525)	$(1,340,280)

Loss per share, basic and diluted, before discontinued
operations	$(0.01)	$(0.01)
Loss per share, basic and diluted, from discontinued
operations	-	-
Net loss per share, basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding	35,512,181	55,243,678

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

Consolidated Statement of Stockholders’ Deficit

As of December 31, 2011

	Common Stock		Additional	Non- controlling
	Shares	Amount	Paid-In Capital	Interest in Subsidiaries	Accumulated Deficit	Total

Balance, December 31, 2009	54,331,350	$54,331	$9,299,182	$-	$(14,299,149)	$(4,945,636)
Conversion of Notes Payable	14,493,441	14,493	861,395	-	-	875,888
Conversion of Accounts Payable	2,075,087	2,075	94,561	-	-	96,636
Private Placement in Subsidiaries	365,021	365	6,137	269,892	-	276,394
Private Placement	312,500	313	24,687	-	-	25,000
Net Loss	-	-	-	(46,582)	(295,525)	(342,107)

Balance, December 31, 2010	71,577,399	$71,577	$10,285,962	$223,310	$(14,594,674)	$(4,013,825)
Settlement of Notes Payable-related party	-	-	66,933	-	-	66,933
Conversion of Notes Payable	-	-	27,285	-	-	27,285
Sale of Subsidiaries	-	-	(6,400,538)	(223,310)	8,118,955	1,495,107
1 for 2 stock split	-(35,277,281)	(35,277)	35,277	-	-	-
Returned shares	(581,313)	(581)	581	-	-	-
Purchase of Assets	1,500,000	1,500	-	-	-	1,500
Conversion of Notes Payable	12,000,000	12,000	1,188,000	-	-	1,200,000
Net Loss	-	-	-	-	(360,602)	(360,602)

Balance, December 31, 2011	49,218,805	$49,219	$5,203,500	$-	$(6,836,321)	$(1,583,602)

The accompanying notes are an integral part of these financial statements

Deal a Day Group Corp.

(A Development Stage Company)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

Period from January 1, 2009 (Inception of development stage) to December 31, 2011

	2011	2010	From January 1, 2009 (Inception of development stage) to December 31, 2011

Cash Flows From Operating Activities
Net loss	$(360,602)	$(342,107)	$(1,386,862)
Income (loss) from discontinued operations	-	95,295	(147,544)

Loss from continuing operations	(360,602)	(437,402)	(1,239,318)
Adjustments to reconcile loss from continuing operations to cash flows used in operating activities:

Prepaid and other assets	20,347	(20,447)	(100)
Accounts payable	(51,504)	51,883	379
Accrued expenses	163,865	221,031	826,209
Net cash used in continuing operations	(227,894)	(184,935)	(412,830)
Net cash used in discontinued operations	-	(123,302)	(123,301)

Cash used in operating activities	(227,894)	(308,237)	(536,131)

Cash Flows From Financing Activities Borrowings on note payable	$212,631	$43,500	$256,131
Proceeds from private placement	1,500	301,394	302,894
Principal payments on notes payable	-	(500)	(500)

Cash provided by (used in) financing activities	214,131	344,394	558,525

Net increase (decrease) in cash	(13,763)	36,157	22,394
Cash, opening	36,157	-	-

Cash, closing	$22,394	$36,157	$22,394

Supplemental cash flow information
Cash paid during the year for:
Interest	$-	$-	$-
Income taxes	$-	$800	$800
Non-cash financing activities
Conversion of notes payable to equity	$1,294,218	$955,956	$2,250,174

The accompanying notes are an integral part of these financial statements

1.

ORGANIZATION AND PRINCIPAL ACTIVITIES

Deal a Day Group Corp. (“DADG” or “the Company”) is a corporation organized under the laws of the State of Nevada.

DADG changed its business direction in the wake of the massive growth and evolution of the multi-billion dollar daily deal market space.  We had redirected our company with the vision of creating balance between merchants and their customers and to create platforms that will help merchants grow their businesses through cost effective promotional resources. Our business units will focus on the Daily Deals/Group buying arena, print media, and software and applications development.

On November 3, 2011, the Company completed a 1-for-2 reverse stock split.  As of December 31, 2011, the transfer agent reported 47,896,421 shares of common stock outstanding; after the split 49,218,805 shares of common stock are outstanding.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The consolidated balance sheets and related consolidated statements of operations and cash flows contained in this Annual Report include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all entries necessary for a fair presentation of such consolidated financial statements have been included. These entries consisted only of normal recurring items.

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Discontinued operations

The Company’s former operations were discontinued in 2008 and have been accounted for as discontinued operations.  The results of operations have been removed from the results of continuing operations for all periods presented.  The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets. On October 21, 2011 the discontinued operations of QMotions, Inc. and Aptus Games Inc. were sold in a share purchase agreement to an individual.  The Company retains ownership of the discontinued subsidiary Diagnostic Nano Applications Corp.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit.

Revenue recognition

The Company recognizes revenue in accordance with the provision of the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104 (ASC 605-10) which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Four basic criteria must be met before we recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

Research and development

All costs of research and development activities are expensed as incurred.

Income taxes

The Company records deferred tax assets and liabilities based on the net tax effects of tax credits, operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and the Company establishes a valuation allowance to reduce deferred tax assets to an amount which it believes to be more likely than not realizable. The valuation allowance is based on the Company`s estimates of taxable income by jurisdiction in which it operates and the period over which its deferred tax assets will be recoverable.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going concern

The accompanying financial statements have been prepared assuming that the company will continue to operate as a going concern.  Through December 31, 2011, the Company has not generated operating or net profits.  As of December 31, 2011, the accumulated deficit is $6,836,321 and the working capital deficiency is $1,583,602.

Property, plant and equipment

Property, plant and equipment are stated at original cost less accumulated depreciation and amortization.

Depreciation is provided to write off the cost of property, plant and equipment using the straight-line method at rates based on their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.

Allowance for doubtful accounts

Accounts receivable are stated at the amount billed to customers. The Company recognizes an allowance for doubtful accounts to ensure trade and other receivables are not overstated due to uncollectibility. The Company’s estimate is based on a variety of factors, including historical collection experience, existing economic conditions and a review of the current status of the receivable. No allowance for doubtful accounts was required at December 31, 2011 and 2010.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Basic and Diluted Net Loss per Share

Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Recently issued accounting standards

There are no accounting standards or interpretations issued or recently adopted that are expected to have a material impact on the Company’s financial position, operations or cash flows.

3.  INCOME TAXES

The primary components comprising the net deferred tax assets (liabilities) are as follows:

Deferred tax assets (liabilities)	2011	2010

Current liabilities	87,975	144,182
Loss carryforward	2,939,618	6,275,710

Deferred tax asset	3,027,593	6,419,892
Less: valuation allowance	(3,027,593)	(6,419,892)

Net deferred tax asset	-	-

A reconciliation of income tax expense as recorded and the amounts computed by applying the statutory federal and state tax rate for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010

Income taxes (recovery) at statutory rate	(1,791,556)	(147,106)

Increase (Decrease) resulting from:
Non deductible accruals	-	144,182
Valuation allowance	1,791,556	2,924

	-	-

Net operating loss carryforwards of $6,836,321 expire at various dates through December 31, 2031.

4.

NET LIABILITIES IN EXCESS OF DISCONTINUED OPERATIONS

On October 21, 2011, the Company entered into Share Purchase Agreements with an  individual for the sale of 100.0% of the outstanding shares of QMotions Inc. and for the sale of 100.0% of the outstanding shares of Aptus Games Inc., discontinued subsidiaries of the Company.  Total consideration for the sale is $1.00 each.

5.

NOTES PAYABLE

On October 25, 2010, the Company amended the August 12, 2008 $1,500,000 Unsecured Promissory Note as amended.  A Conversion and Release Agreement exchanged $147,945 for 2,465,753 shares of common stock in the Company.  A Second Amendment to the Promissory Note extended the maturity date on the balance of the note to December 31, 2011.

On October 31, 2010 the Company issued 14,493,441 of shares of Company common stock to retired an aggregate $875,888 of notes payable.  The amount was recorded to Additional paid in capital.

As of December 31, 2010 the Company issued 2,075,087 of shares of Company common stock to retired an aggregate $96,636 of accounts payable.  The amount was recorded to Additional Paid in Capital.

On November 4, 2011, the Company entered into a Settlement Agreement and General Mutual Release under which Alma Bailante Real Estate Inc. (a secured creditor)  has agreed to release and forever discharge $1,200,000 of debt in exchange for 4,666,929 shares of common stock of DADG beneficially owned by Albanna and 12,000,000 shares of common stock of DADG (new shares) and enter into a new Promissory Note evidencing the remaining $945,962 of debt owned by Alma, in exchange Alma agreed to release any and all security interest held by Alma in relation to the debt, specifically Alma released and discharged the collateralized interest Alma had, in and to, the remaining shares of DADG held by the Albanna Trust.

5.

NOTES PAYABLE (continued)

On November 4, 2011, the Company executed an Asset Acquisition Agreement with Rich Media Corp. (RMC”) of Seoul, Korea. RMC owns various online marketing and media websites, including social media accounts operating in the online group buying and marketing sector. Total consideration to RMC shall be an amount equal to $400,000 and restricted stock purchase rights to 1,500,000 shares of DADG for a price of $0.10 per share.

Description	December 31, 2011	December 31, 2010
Note Payable, 10%, past due	$88,703	$81,283
Note Payable, 10%, past due	169,959	155,795
Note Payable, 10%, due November 3, 2013	961,035	2,019,863
Note Payable, 8%, due October 1, 2012	150,000	-
Bridge Loans, no interest, no due date	31,807	62,285
	$1,401,504	$2,319,226

6.

NON-CONTROLLING INTEREST IN SUBSIDIARIES

The Company owns 4,500 shares of common stock of the 5,357 shares outstanding in Diagnostic Nano Applications Corporation (“DNA”) for a 78.4% share.  DNA is a discontinued operation.

On November 4, 2011 the Company executed an Asset Acquisition Agreement exchanging its remaining 30.01% interest in OLFactor Laboratories, Inc. and 50.0% interest in Nano Engineered Applications, Inc for 10,000,000 shares of Innovation Economy Corp. (“IEC”), an affiliated Company.  Currently, the shares of Innovation Economy Corp. are not tradable.

In a Restricted Stock Purchase Right Agreement dated November 4, 2011, DADG has the right on a quarterly basis over the next year to purchase shares that would allow it to maintain a 10% ownership interest in IEC.  The 10 million shares the Company owns represents a 12.24% ownership interest IEC.

7.

RELATED PARTY

Amro Albanna, former Chairman and CEO of the Company and currently a Director, is Chairman and CEO of Innovation Economy Corporation, a Delaware corporation and of Innovation Economy Initiative, a California corporation.

On June 15, 2011 the Company through a “Conversion and Release Agreement” with IEC exchanged 338 shares of OL Factor Laboratories, Inc in settlement of $31,067 of notes payable due to IEC.  In separate agreements between DADG and our Chairman and the Innovation Economy Initiative, the Company assigned 1,662 shares of OLI and 2,000 shares of Nano Engineered Applications (“NEA”) to IEC for settlement of $253,957 of notes payable.

8.

 PRIVATE PLACEMENTS

On May 6, 2010 the Company raised $25,000 in a private placement agreement dated April 15, 2010 with an accredited investor for 312,500 shares of common stock.  The offer and sale of securities was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506.  Such offer and sale was made to an “accredited investors” under Rule 506 and was made without any form of general solicitation and with full access to any information requested by the investors regarding the Company or the securities offered.

9.

SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to December 31, 2011 through the date these financial statements were filed with the OTC Disclosure and News Service and has determined that it does not have any additional material subsequent events to disclose.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements.

(b)

Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation of Deal a Day Group Corp. dated April 27, 2005
3.1a	Articles of Merger dated December 21, 2007
3.1b	Certificate of Amendment dated July 27, 2009
3.1c	Certificate of Amendment dated September 1, 2011
3.2	Bylaws
10.1	Asset Acquisition Agreement with Rich Media Corp.
21.1	List of Subsidiaries
23.1	Auditor Consent
24.1	Power of Attorney (see below)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Deal A Day Group Corp.

Dated: June 14, 2012

/s/ Richard Pak

By:  Richard Pak

Its:  President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Pak, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective pursuant Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Pak Richard Pak	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer & Director	June 14, 2012

/s/ Katrina Van Duzee Katrina Van Duzee	Secretary	June 14, 2012